Exhibit 3(e)

CERTIFICATE OF OWNERSHIP
MERGING
TEXAS INSTRUMENTS AUTOMATION CONTROLS, INC. (MD.DOM.)
INTO
TEXAS INSTRUMENTS INCORPORATED
(PURSUANT TO SECTION 253 OF THE
GENERAL CORPORATION LAW OF DELAWARE)

Texas Instruments Incorporated, a corporation incorporated on the 23rd day of December, 1938 pursuant to the provisions of the General Corporation
Law of the State of Delaware does hereby certify that this corporation owns all the capital stock of Texas Instruments Automation Controls, Inc. a corporation incorporated under the laws of the State of Maryland, and that this corporation, by a resolution of its board of directors duly adopted at a meeting held on the 18th day of March, 1988, determined to and did merge into itself said Texas Instruments Automation Controls, Inc. which resolution is in the following words to wit:

RESOLVED, that the Company merge into itself its subsidiary, Texas
Instruments Automation Controls, Inc., and assume all of said subsidiary's liabilities and obligations; and it is

FURTHER RESOLVED, that pursuant to Section 253 of the General
Corporation law of the State of Delaware, a certificate of ownership setting forth a copy of the resolutions to merge said Texas Instruments Automation
Controls, Inc. into the Company and assume its liabilities and obligations, and the date of adoption thereof, shall be executed and acknowledged by the
Chairman of the Board, President or any Vice President of the Company, and
attested by the Secretary or Assistant Secretary of the Company, and such certificate so executed and acknowledged shall be filed in the office of the
Secretary of the State of Delaware, and a certified copy thereof in the office of the Recorder of Deeds of New Castle County.

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed by its president and attest by its secretary, and its corporate seal to be hereto affixed, the 28th day of March, 1988.

TEXAS INSTRUMENTS INCORPORATED

By: /s/ M.M. LANE
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Vice President